Exhibit (a)(1)(iii)

Merrill Lynch & Co.

U.S. OFFER TO EXCHANGE

All Ordinary Shares, including

Ordinary Shares Represented by American Depositary Shares
of
AVENTIS
(CUSIP: 053561106; ISIN: US0535611067)
Pursuant to the Prospectus, dated April 9, 2004
by
SANOFI-SYNTHELABO

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 28, 2004, UNLESS THE U.S. OFFER IS EXTENDED.

April 12, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by Sanofi-Synthelabo, a French société anonyme, to act as joint dealer-managers in connection with Sanofi-Synthelabo’s offer to exchange: (a) each American depositary share (“ADS”) of Aventis, a French société anonyme, for 1.6667 Sanofi-Synthelabo ADSs (each Sanofi-Synthelabo ADS representing one-half of one Sanofi-Synthelabo ordinary share) and an amount in cash in U.S. dollars equal to €11.50, and (b) each Aventis ordinary share (other than Aventis ordinary shares represented by Aventis ADSs) for 0.8333 of a Sanofi-Synthelabo ordinary share and an amount in cash in U.S. dollars equal to €11.50, in each case upon the terms and subject to the conditions set forth in the prospectus, dated April 9, 2004 (the “prospectus”), and the related ADS letter of transmittal and form of acceptance (which, as amended or supplemented from time to time, constitute the “U.S. offer”) enclosed herewith. Terms used in this document to the extent not defined herein shall have the same meaning as in the prospectus.

      Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Aventis ADSs. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The prospectus, dated April 9, 2004.

2.	The ADS letter of transmittal to be used by holders of Aventis ADSs to accept the U.S. offer to tender Aventis ADSs. Holders may also use the ADS letter of transmittal to make a mix and match election in order to receive a greater proportion of the consideration in Sanofi-Synthelabo ADSs or in cash than the standard entitlement described above.

3.	The notice of guaranteed delivery to be used by holders of Aventis ADSs to accept the U.S. offer if certificates evidencing Aventis ADSs and all other required documents are not immediately available or cannot be delivered to the U.S. ADS exchange agent on or prior to the expiration date of the U.S. offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the U.S. offer.

4.	A form of letter to be sent to your clients for whose accounts you hold Aventis ADSs, with space provided for obtaining such clients’ instructions with regard to the U.S. offer.

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      THE U.S. OFFER MAY NOT BE ACCEPTED IN RESPECT OF AVENTIS ORDINARY SHARES BY MEANS OF AN ADS LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY. IF YOUR CLIENTS HOLD AVENTIS ORDINARY SHARES, THEY SHOULD USE THE FORMS OF ACCEPTANCE SENT BY THE FRENCH

INTERMEDIARIES FOR TENDERING SUCH SECURITIES INTO THE U.S. OFFER BY FOLLOWING THE INSTRUCTIONS SET FORTH ON SUCH FORMS. ADDITIONAL INFORMATION CAN BE OBTAINED FROM MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE U.S. OFFER, AT (212) 929-5500.

      We urge you to contact your clients as promptly as possible.

      1. The U.S. offer is an offer by Sanofi-Synthelabo to exchange (a) each Aventis ADS for 1.6667 Sanofi-Synthelabo ADSs (each Sanofi-Synthelabo ADS representing one-half of one Sanofi-Synthelabo ordinary share) and an amount in cash in U.S. dollars equal to €11.50, and (b) each Aventis ordinary share (other than Aventis ordinary shares represented by Aventis ADSs) held by U.S. holders for 0.8333 of a Sanofi-Synthelabo ordinary share and an amount in cash in U.S. dollars equal to €11.50, in each case on the terms and subject to the conditions set forth in the prospectus.

      The U.S. offer contains a mix and match election feature, whereby holders of Aventis ordinary shares and holders of Aventis ADSs may elect to receive for each of their tendered Aventis ordinary shares or Aventis ADSs either (i) more shares of Sanofi-Synthelabo ordinary shares or Sanofi-Synthelabo ADSs, as applicable, or (ii) more cash, in each case in comparison to the standard entitlement described above. Specifically, holders may elect to receive, in lieu of the standard entitlement described above:

•	1.0294 Sanofi-Synthelabo ordinary shares in exchange for each Aventis ordinary share tendered; or 2.0588 Sanofi-Synthelabo ADSs in exchange for each Aventis ADS tendered; or

•	€60.43 in cash, without interest, in exchange for each ordinary share of Aventis tendered; or an amount in U.S. dollars equal to €60.43, in cash, without interest, in exchange for each Aventis ADS tendered.

      The mix and match elections, however, are subject to proration and allocation adjustments that will ensure that, in the aggregate, 81.0% of the Aventis ordinary shares (including Aventis ordinary shares underlying the Aventis ADSs) tendered in the U.S. offer and the concurrent French offer and German offer will be exchanged for Sanofi-Synthelabo ordinary shares (including Sanofi-Synthelabo ordinary shares underlying Sanofi-Synthelabo ADSs) and 19.0% will be exchanged for cash.

      Holders are not required to make any election or to make the same election for all of the Aventis ordinary shares or Aventis ADSs that they tender. Holders tendering Aventis ADSs who wish to make a mix and match election may do so by completing the mix and match election part of the ADS letter of transmittal and submitting the properly completed ADS letter of transmittal to the U.S. ADS exchange agent prior to the expiration of the U.S. offer. Tendering Aventis ADS holders who have not properly completed and submitted a mix and match election prior to that time will receive the standard entitlement. Aventis ADS holders who make a mix and match election will not be informed of the exact number of shares of Sanofi-Synthelabo ADSs or the amount of cash that they will receive until settlement of the consideration under the U.S. offer.

      2. The U.S. offer is being made for all outstanding Aventis ADSs and all Aventis ordinary shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act). Sanofi-Synthelabo will, upon the terms and subject to the conditions of the U.S. offer, exchange the Aventis ADSs and Aventis ordinary shares validly tendered and not withdrawn before the expiration date of the U.S. offer. The term “expiration date” means 5:00 p.m., New York City time, on May 28, 2004 or, if the U.S. offer is extended, the latest time and date at which the U.S. offer, as so extended by Sanofi-Synthelabo, will expire.

      3. The U.S. offer is being made separately from (i) the French offer, which is open to holders of Aventis ordinary shares who are located in France and to holders of Aventis ordinary shares who are located outside of France, Germany and the United States, if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French offer, and (ii) the German offer, which is open to holders of Aventis ordinary shares who are located in Germany. The U.S. offer, the French offer and the German offer are being made on substantially similar terms, and completion of the offers is subject to the same conditions, which include, among others, that securities representing at least 50% of the total share capital and voting rights in Aventis, calculated on a fully diluted basis, plus one Aventis ordinary share on the closing date of the offers, shall have been validly tendered and not properly withdrawn prior to the expiration date (the “minimum share condition”).

      4. The U.S. offer and withdrawal rights will expire on the expiration date, which will be 5:00 p.m., New York City time, on May 28, 2004, unless: (a) the French Autorité des marchés financiers (“AMF”) sets a later expiration date for the tender period of the French offer, (b) the AMF has not at that time set an expiration date for the tender period of the French offer, (c) the AMF subsequently extends the tender period of the French offer, or (d) the offers lapse or are withdrawn prior to that time. Sanofi-Synthelabo intends that the U.S. offer, the French offer and the German offer will expire simultaneously. If the initial expiration date of the French offer is later than May 28, 2004, or if the French offer period is extended, Sanofi-Synthelabo will issue a press release announcing a corresponding extension of the U.S. offer.

      5. Exchange of Aventis ADSs tendered and accepted for exchange pursuant to the U.S. offer will be made only after timely receipt by the U.S. ADS exchange agent of (a) certificates evidencing the tendered Aventis ADSs or a timely book-entry confirmation of a book-entry transfer of such Aventis ADSs into the U.S. ADS exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the prospectus under “The U.S. Offer — Procedures for Tendering Aventis ADSs — Aventis ADSs in Book-Entry Form”, (b) a properly completed and duly executed ADS letter of transmittal (or facsimile thereof with an original manual signature), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, as defined in the prospectus under “The U.S. Offer — Procedures for Tendering Aventis ADSs — Aventis ADSs in Book-Entry Form”, and (c) any other documents required by the ADS letter of transmittal.

      6. Sanofi-Synthelabo will be deemed to have accepted for exchange all validly tendered and not withdrawn Aventis ADSs on the expiration date subject only to the satisfaction of the minimum share condition and the other conditions described in the prospectus. The AMF is expected to publish the definitive results of the offers not later than nine French trading days following the expiration date of the offer period. However, upon determination that the minimum tender condition has been met, the AMF will publish provisional results prior to its publication of the definitive results. If the conditions are not satisfied, Sanofi-Synthelabo will promptly return all tendered Aventis securities without acquiring them.

      7. In the event that the offers are successful, Sanofi-Synthelabo ordinary shares or Sanofi-Synthelabo ADSs, as applicable, and cash will be delivered to the tendering holders of Aventis securities following the publication by the AMF of the final results of the offers for Aventis securities. If the offers are consummated, the final settlement date for the offers is currently expected to be within approximately 12 to 18 French trading days following the expiration date of the offers. Similarly, in the event of a subsequent offering period, if any, settlement is expected to occur within 12 to 18 French trading days following the expiration of that subsequent offer period. With respect to the tendered Aventis ADSs only, the cash consideration payable in the U.S. offer will be paid in U.S. dollars calculated by converting the applicable amount in euros into U.S. dollars using a current spot exchange rate, less expenses. If Sanofi-Synthelabo ADSs will be evidenced by ADRs, tendering holders may not receive these certificates until approximately two weeks after the settlement date. For further information, see “The U.S. Offer” in the prospectus.

      8. In order to take advantage of the U.S. offer, the appropriate ADS letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message in connection with book-entry transfer of Aventis ADSs, and any other documents required by the ADS letter of transmittal must be sent to the U.S. ADS exchange agent at its address set forth in the prospectus prior to the expiration date, and either (a) the certificates for tendered Aventis ADSs must be received by the U.S. ADS exchange agent or such Aventis ADSs must be tendered pursuant to the procedures for book-entry transfer described in the prospectus and a book-entry confirmation must be received by the U.S. ADS exchange agent (including an agent’s message if the tendering holder has not delivered an ADS letter of transmittal) in each case prior to the expiration date, or (b) such holder must comply with the guaranteed delivery procedures.

      9. A holder who desires to tender Aventis ADSs and whose ADRs evidencing such Aventis ADSs are not immediately available, who cannot comply with the procedure for book-entry transfer on a timely basis, or for whom time will not permit all required documents to reach the U.S. ADS exchange agent prior to the expiration date, may tender such Aventis ADSs by following the procedures for guaranteed delivery set forth in the prospectus. See “The U.S. Offer — Procedures for Tendering Aventis ADSs — Guaranteed Delivery.”

      10. Sanofi-Synthelabo will pay the brokerage fees, if any, and related value added taxes incurred by holders of Aventis securities tendering into the U.S. offer, up to a limit of 0.3% of the value of each Aventis security tendered, and subject to a maximum amount of €45 per account, including all taxes. Holders of Aventis securities will not be reimbursed for any brokerage fees in any event that the U.S. offer is withdrawn or is not completed. Financial intermediaries will be paid a fee, net of tax, of €0.20 per Aventis ordinary share, with a maximum fee of €45 per account. This fee will not be paid in the event that the U.S. offer is withdrawn or is not completed and will not be paid in any event with respect to tendered Aventis securities owned by such financial intermediaries. Any demands for the foregoing fees must be made in writing and delivered to the Bank of New York so that such demand is received on or prior to the date that is five days following the expiration date. Such demands may be faxed to the Bank of New York at (781) 381-3388 or sent to the Bank of New York at one of the addresses listed on the front page of the ADS letter of transmittal.

      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 28, 2004, UNLESS THE EXPIRATION DATE OF THE FRENCH OFFER PERIOD IS SET AT A LATER DATE OR UNLESS THE U.S. OFFER IS EXTENDED.

      Any inquiries you have with respect to the U.S. offer should be addressed to either of the joint dealer managers or MacKenzie Partners, Inc., the information agent at their respective addresses and telephone numbers set forth on the back of this letter.

      Requests for additional copies of the enclosed materials may be directed to the information agent.

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated	BNP Paribas Securities Corp.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF SANOFI-SYNTHELABO, THE DEALER MANAGER, THE INFORMATION AGENT OR THE U.S. EXCHANGE AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE PROSPECTUS OR THE ADS LETTER OF TRANSMITTAL.